Exhibit 99.01

NEWS RELEASE 1225 17th St. Denver, CO 80202 Xcel Energy Media Relations (303) 294-2300 xcelenergy.com

September 14, 2005

Public Service Co. of Colorado Settles Regulatory Proceedings Relating to Sales into the California Markets

DENVER – Public Service Co. of Colorado, (PSCo) a utility subsidiary of Xcel Energy (NYSE:XEL), announced today it has reached an agreement with a group of California entities including: San Diego Gas & Electric Company, Pacific Gas and Electric Company, Southern California Edison Company, the California Department of Water Resources, the California Public Utilities Commission, and the California Attorney General.

The settlement involves a number of proceedings before the Federal Energy Regulatory Commission (FERC) relating to the price of sales into the California electricity markets from May 1, 2000 through June 20, 2001.

Pending approval of the settlement by the FERC, PSCo will pay approximately $5.5 million in cash and assign $1.8 million in accounts receivable from the California Independent System Operator and the California Power Exchange to the settling participants. In 2004 PSCo reserved approximately $7 million related to this proceeding.  The settlement, which includes no acknowledgment of wrongdoing by PSCo, avoids further costly litigation and resolves all claims by PSCo against the settling participants and by the settling participants against PSCo.

Xcel Energy is a major U.S. electricity and natural gas company, with operations in 10 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at xcelenergy.com

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Dick Kolkmann, Managing Director – Investor Relations   612-215-4559

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